Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement (No. 333-111494) of First Place Financial Corp. on the Pre-Effective Amendment No. 1 to Form S-4 of our report dated July 23, 2003 on the consolidated statements of First Place Financial Corp. appearing in the 2003 Annual Report on Form 10-K of First Place Financial Corp. and to the reference to us under the caption “Experts” in the related proxy statement/prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Cleveland, Ohio

February 6, 2004